United States Steel Corporation Reports 2011 Fourth Quarter and Full-Year Results and Announces Completion of the Sale of U. S. Steel Serbia

PITTSBURGH, Jan. 31, 2012 /PRNewswire-FirstCall/ --

  Fourth quarter net loss of $226 million, or $1.57 per diluted share including $51 million of net foreign currency losses, primarily related to the accounting remeasurement of intercompany loans, and an after-tax environmental remediation charge of $11 million
  Fourth quarter reportable segment and Other Businesses loss from operations of $43 million, includes continued strong performance by our Tubular segment
  Full-year reportable segment and Other Businesses income from operations was $652 million, a significant improvement of $538 million from full-year 2010; full-year net loss was $68 million, or 47 cents per diluted share, a significant improvement of $414 million, or $2.89 per diluted share, from full-year 2010
  Fourth quarter shipments of 5.4 million tons and net sales of $4.8 billion
  Maintained strong liquidity position with $408 million of cash and $1.8 billion of total liquidity
  U. S. Steel sold U. S. Steel Serbia and expects to record a total estimated non-cash charge of between $400 and $450 million in first quarter 2012

United States Steel Corporation (NYSE: X) reported a fourth quarter 2011 net loss of $226 million, or $1.57 per diluted share, compared to third quarter 2011 net income of $22 million, or $0.15 per diluted share, and a fourth quarter 2010 net loss of $249 million, or $1.74 per diluted share. For full-year 2011, U. S. Steel reported a net loss of $68 million, or $0.47 per diluted share, compared with a full-year 2010 net loss of $482 million, or $3.36 per diluted share. Excluding the $51 million of net foreign currency losses and an $11 million after-tax environmental remediation charge, adjusted fourth quarter 2011 net loss is $164 million, or $1.14 per diluted share.

Earnings Highlights

(Dollars in millions, except per share amounts)	4Q 2011	3Q 2011	4Q 2010	2011	2010
Net Sales	$ 4,819	$ 5,081	$ 4,300	$ 19,884	$ 17,374
Reportable segment and Other Businesses (loss) income from operations
Flat-rolled*	$ (89)	$ 203	$ (143)	$ 452	$ (261)
U. S. Steel Europe	(89)	(50)	(39)	(162)	(33)
Tubular*	119	134	97	316	353
Other Businesses*	16	8	8	46	55
Total reportable segment and Other Businesses (loss) income from operations*	$ (43)	$ 295	$ (77)	$ 652	$ 114
Postretirement benefit expense*	(99)	(96)	(58)	(386)	(231)
Other items not allocated to segments	(18)	-	21	(18)	6
(Loss) income from operations	$ (160)	$ 199	$ (114)	$ 248	$ (111)
Net interest and other financial costs	103	144	94	239	274
Income tax (benefit) provision	(37)	33	41	77	97
Net (loss) income attributable to United States Steel Corporation	$ (226)	$ 22	$ (249)	$ (68)	$ (482)
-Per basic share	$ (1.57)	$ 0.15	$ (1.74)	$ (0.47)	$ (3.36)
-Per diluted share	$ (1.57)	$ 0.15	$ (1.74)	$ (0.47)	$ (3.36)
*2010 amounts have been restated to reflect the change in our segment allocation methodology for postretirement benefit expenses disclosed in our second quarter 2011 results.

Commenting on results, U. S. Steel Chairman and CEO John P. Surma said, "Our operating results for the fourth quarter included another solid performance by our Tubular segment reflecting the continued strength of oil-directed drilling. Our Flat-rolled segment incurred a loss from operations due to soft steel market conditions during most of the quarter, increased costs related to planned maintenance outages and accounting losses on transactions to sell excess iron ore pellets. U. S. Steel Europe results continue to reflect the difficult economic situation in the region."

The company reported a fourth quarter loss from operations of $160 million, compared to income from operations of $199 million in the third quarter of 2011 and a loss from operations of $114 million in the fourth quarter of 2010. For the year 2011, income from operations was $248 million versus a loss from operations of $111 million for the year 2010.

Other items not allocated to segments in the fourth quarter of 2011 included a pre-tax environmental remediation charge of $18 million. Other items not allocated to segments in the fourth quarter of 2010 included a pre-tax net gain of $21 million related to the sale of transportation assets in Alabama as well as the sale of the bar mill and bloom and billet mill assets located at Hamilton Works.

Postretirement benefit expenses increased in 2011 as compared to 2010, reflecting higher amortization of unrecognized losses and lower asset returns, both of which relate to a lower market-related value of assets caused by the recognition of remaining deferred 2008 investment losses.

Net interest and other financial costs in the fourth quarter of 2011 included a foreign currency loss that decreased net income by $51 million, or 35 cents per diluted share. The net loss primarily resulted from the accounting remeasurement of a $1.6 billion U.S. dollar-denominated intercompany loan to a European subsidiary, partially offset by gains on euro-U.S. dollar derivatives activity. This compares to a foreign currency loss that decreased net income by $96 million, or 57 cents per diluted share, in the third quarter of 2011 and a foreign currency loss that decreased net income by $33 million, or 23 cents per diluted share, in the fourth quarter of 2010.

For the full year 2011, we recorded a tax provision of $77 million on our pre-tax income of $9 million. In accordance with accounting guidance, the tax provision does not reflect any tax benefit for pre-tax losses in Canada and Serbia, which are jurisdictions where we have recorded a full valuation allowance on deferred tax assets, and for foreign currency gains and losses that are not recognized in any tax jurisdiction.

Capital expenditures for 2011 of $848 million largely consisted of strategic projects primarily related to coke and coke substitute production, including blast furnace coal injection in Europe, a carbon alloy facility at Gary Works and an environmentally advanced coke battery at the Mon Valley Works' Clairton Plant; heat treat and finishing facilities at our Lorain Tubular Operations in Ohio; ongoing implementation of an enterprise resource planning system, and non-discretionary environmental and other infrastructure projects. This compares with capital expenditures of $676 million for 2010.

As of December 31, 2011, U. S. Steel had $408 million of cash and $1.8 billion of total liquidity as compared to $578 million of cash and $2.1 billion of total liquidity at December 31, 2010.

Reportable Segments and Other Businesses

Management believes segment income from operations is a key measure in evaluating company performance. U. S. Steel's reportable segments and Other Businesses reported a loss of $43 million, or $8 per ton, in the fourth quarter of 2011, compared with income of $295 million, or $54 per ton, in the third quarter of 2011 and a loss of $77 million, or $14 per ton, in the fourth quarter of 2010.

Flat-rolled loss from operations for the fourth quarter was $24 per ton compared to income from operations of $53 per ton in the third quarter. The decrease was driven largely by lower average realized prices and shipments created by the uncertain economic outlook and increased domestic supply, which perpetuated cautious purchasing patterns early in the quarter. Fourth quarter prices decreased by $32 per ton to $741 per ton, reflecting lower average realized prices on spot market business and our index-based contracts. Market-related effects totaled approximately $185 million as compared to the third quarter. During the fourth quarter, we performed maintenance outages at several facilities, which resulted in increased costs of approximately $50 million compared to the third quarter. We also incurred approximately $20 million in costs related to the ratification of the Hamilton Works labor agreement and associated finishing facility restart costs. Accruals for profit-based payments were approximately $30 million lower in the fourth quarter as compared to the third quarter. Additionally, lower than anticipated operating levels in 2011 and contractual obligations to purchase iron ore pellets resulted in inventory levels in excess of our expected requirements. We sold purchased iron ore pellets as they were better positioned for sale and better matched our customers' specifications. However, they were recorded at the original purchase cost, which is considerably higher than our average or incremental own make pellet cost. As a result, we recorded a loss of $60 million in the fourth quarter, thereby reducing the average cost of our remaining pellets and reducing future consumption costs. We also recorded a lower of cost or market adjustment of approximately $15 million on purchased pellets expected to be sold in 2012. These pellet sales are expected to result in cash flow of approximately $100 million in 2012. The raw steel capability utilization rate of 75 percent in the fourth quarter was comparable to the third quarter. For the full year 2011, our Flat-rolled segment had operating income of $452 million.

Fourth quarter results for U. S. Steel Europe (USSE) were lower than third quarter 2011 primarily due to lower average realized euro-based prices, production volume and shipments as market demand softened in response to the continuing difficult economic conditions in Europe. Operating costs decreased compared to the third quarter, reflecting lower raw materials and facility repair and maintenance costs partially offset by higher energy costs. In response to reduced spot market prices and weak demand, a blast furnace in Serbia remained idled and a blast furnace in Slovakia was taken off-line late in the quarter. As a result, our European raw steel capability utilization rate decreased to 65 percent for the fourth quarter. For the full year 2011, our USSE segment had an operating loss of $162 million.

Tubular fourth quarter 2011 results were in line with the third quarter as average realized prices increased to $1,711 per ton and shipments of 482 thousand tons were comparable to the third quarter. Fourth quarter results reflect the continued strong demand for energy-related tubular products. Also reflected in fourth quarter results were increased maintenance outage and repair costs and start-up costs for the newly commissioned heat treat and finishing facilities at our Lorain Tubular Operations in Ohio. For the full year 2011, our Tubular segment had operating income of $316 million.

U. S. Steel Serbia

Effective January 31, 2012, U. S. Steel sold U. S. Steel Serbia d.o.o. to the Republic of Serbia for a nominal purchase price. In addition, U. S. Steel Kosice will receive payment of certain intercompany balances owed by U. S. Steel Serbia for raw materials and support services, subject to adjustment. U. S. Steel expects to record a total non-cash charge of between $400 and $450 million in the first quarter of 2012, which includes the loss on the sale and a charge of approximately $50 million to recognize the cumulative currency translation adjustment related to the company's net investment in Serbia.

"Our efforts to improve the operation's cost structure and shift our commercial focus towards more value-added products have been unable to offset the particularly difficult economic conditions in Southern Europe. As mentioned last quarter, in response to sustained operating losses at our Serbian operations, we have been pursuing all options to improve our situation there. The option that proved to be in the best interest of our shareholders is this sale to the Republic of Serbia," said Surma. "The sale will allow U. S. Steel to exit the operations quickly, avoid further losses in Serbia, which were in excess of $200 million in 2011, and redirect our capital to other operations."

Outlook

Commenting on U. S. Steel's outlook for the first quarter, Surma said, "We expect to report a significant improvement in our operating results in the first quarter as compared to the fourth quarter, mainly driven by improved average realized prices and shipments for our Flat-rolled segment. Our Tubular operations are expected to have another strong performance as operating results are expected to be in line with the fourth quarter. We expect our European segment results to reflect the effects of the continued difficult economic environment across Europe."

We expect good results for our Flat-rolled segment in the first quarter as a result of increased average realized prices and shipments, as improving end user demand and lower customer inventories began to significantly improve market conditions late in the fourth quarter. While our quarterly index-based pricing for the first quarter will be lower than the fourth quarter, incorporating the decrease from the third to fourth quarter in published market price assessments, the expected increase in first quarter prices reflects higher average realized prices on both spot and contract business reflecting increases in our newly negotiated cost-based and firm priced contracts. Additionally, operating costs are expected to improve in the first quarter, reflecting reduced energy costs and facility maintenance and outage costs partially offset by higher raw materials costs. First quarter results will also improve as compared to the fourth quarter due to the absence of the effect of the pellet transactions described above.

Excluding the loss on the sale of U. S. Steel Serbia, we expect the first quarter results for our European segment to improve compared to the fourth quarter 2011 due to the elimination of operating losses associated with our Serbian operations. European spot market prices appear to have bottomed and are expected to increase throughout the remainder of the quarter; however, contract prices are expected to decrease compared to the fourth quarter. Maintenance work has been completed and we restarted the blast furnace in Slovakia in late January that was taken off-line late in the fourth quarter.

First quarter 2012 results for our Tubular segment are expected to maintain the solid performance achieved in the prior two quarters as the demand for oil country tubular goods (OCTG) and line pipe remains strong. Shipments are expected to increase modestly from the fourth quarter while average realized prices are expected to be comparable to the fourth quarter. Overall, shale resource development and oil-directed drilling continue to drive the rig count, while natural gas drilling is being affected by the high levels of natural gas in storage.

Total accounting costs for pension and other benefits plans are expected to be approximately $535 million in 2012 compared to approximately $600 million in 2011. Company payments for these plans in 2011 were approximately $630 million, which included a voluntary contribution of $140 million to our main defined benefit pension plan.

This release contains forward-looking statements with respect to market conditions, operating costs, shipments, prices, capital spending, and employee benefit costs and payments. Although we believe that we have experienced the early stages of a gradual economic recovery, there are signs of continued economic issues in Europe and U. S. Steel cannot control or predict the extent and timing of economic recovery. U. S. Steel has incurred costs to rebuild working capital during the recovery and we may continue to incur additional working capital costs related to the increases in raw materials prices or increased product inventories, but we cannot accurately forecast the amount of such costs. The effects of the sale of our Serbian operations may differ from the current estimates due to a number of factors including working capital adjustments. Other more normal factors that could affect market conditions, costs, shipments and prices for both North American and European operations include: (a) foreign currency fluctuations and related activities; (b) global product demand, prices and mix; (c) global and company steel production levels; (d) plant operating performance; (e) natural gas, electricity, raw materials and transportation prices, usage and availability; (f) international trade developments, including court decisions, legislation and agency decisions on petitions and sunsets; (g) the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to short-term contract and spot prices of steel products; (h) changes in environmental, tax, pension and other laws; (i) the terms of collective bargaining agreements; (j) employee strikes or other labor issues; and (k) U.S. and global economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies, including those related to CO2 emissions and climate change and shale gas development. Economic conditions and political factors in Europe and Canada that may affect USSE's and U. S. Steel Canada's results include, but are not limited to: (l) taxation; (m) nationalization; (n) inflation; (o) government instability; (p) political unrest; (q) regulatory actions; and (r) quotas, tariffs, and other protectionist measures. Factors that may affect our decisions on strategic initiatives include, among other things: (s) the cost and availability of capital; (t) the anticipated cost of additional facilities (whether built or acquired); and (u) current and anticipated product demand in the automotive and shale natural gas markets and availability of alternative products for such applications. Factors that may affect our ability to construct new facilities include: (v) levels of cash flow from operations; (w) general economic conditions; (x) business conditions; (y) cost and availability of capital; (z) receipt of necessary permits; and (aa) unforeseen hazards such as contractor performance, material shortages, weather conditions, explosions or fires. We present adjusted net loss and adjusted net loss per diluted share, which are non-GAAP measures, to better enable investors and others to assess our results and compare them with our competitors without the distorting impact of the accounting remeasurement of the intercompany loan and other items not allocated to segments. Additionally, the effect of the accounting remeasurement and other items not allocated to segments are not considered in the management of our business. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in U. S. Steel's Annual Report on Form 10-K for the year ended December 31, 2010, and in subsequent filings for U. S. Steel.

A Consolidated Statement of Operations (Unaudited), Consolidated Cash Flow Statement (Unaudited), Condensed Consolidated Balance Sheet (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.

The company will conduct a conference call on fourth quarter earnings on Tuesday, January 31, at 3 p.m. EST. To listen to the webcast of the conference call, visit the U. S. Steel website, www.ussteel.com, and click on "Overview" then "Current Information" under the "Investors" section.

For more information on U. S. Steel, visit our website at www.ussteel.com.

UNITED STATES STEEL CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
(Dollars in millions)	2011	2011	2010	2011	2010

NET SALES	$ 4,819	$ 5,081	$ 4,300	$ 19,884	$ 17,374

OPERATING EXPENSES (INCOME):
Cost of sales (excludes items shown below)	4,664	4,560	4,115	18,343	16,259
Selling, general and administrative expenses	183	181	162	733	610
Depreciation, depletion and amortization	169	172	168	681	658
Income from investees	(19)	(27)	(7)	(85)	(20)
Net gain on disposal of assets	(15)	-	(16)	(25)	(7)
Other income, net	(3)	(4)	(8)	(11)	(15)

Total operating expenses	4,979	4,882	4,414	19,636	17,485

(LOSS) INCOME FROM OPERATIONS	(160)	199	(114)	248	(111)
Net interest and other financial costs	103	144	94	239	274

(LOSS) INCOME BEFORE INCOME TAXES AND
NONCONTROLLING INTERESTS	(263)	55	(208)	9	(385)
Income tax (benefit) provision	(37)	33	41	77	97
Net (loss) income	(226)	22	(249)	(68)	(482)

Less: Net income attributable to the
noncontrolling interests	-	-	-	-	-
NET (LOSS) INCOME ATTRIBUTABLE TO UNITED STATES
STEEL CORPORATION	$ (226)	$ 22	$ (249)	$ (68)	$ (482)

COMMON STOCK DATA:

Net (loss) income per share attributable to United
States Steel Corporation shareholders:
-Basic	$ (1.57)	$ 0.15	$ (1.74)	$ (0.47)	$ (3.36)
-Diluted	$ (1.57)	$ 0.15	$ (1.74)	$ (0.47)	$ (3.36)

Weighted average shares, in thousands
-Basic	144,071	144,067	143,712	143,967	143,571
-Diluted	144,071	144,452	143,712	143,967	143,571

Dividends paid per common share	$ 0.05	$ 0.05	$ 0.05	$ 0.20	$ 0.20

UNITED STATES STEEL CORPORATION
CASH FLOW STATEMENT (Unaudited)

Year Ended
December 31
(Dollars in millions)	2011	2010

Cash provided by (used in) operating activities:
Net loss	$ (68)	$ (482)
Depreciation, depletion and amortization	681	658
Pensions and other postretirement benefits	(24)	(111)
Deferred income taxes	(72)	206
Net gain on disposal of assets	(25)	(7)
Working capital changes	(541)	(757)
Income taxes receivable/payable	135	56
Currency remeasurement loss	40	48
Other operating activities	42	10
Total	168	(379)

Cash (used in) provided by investing activities:
Capital expenditures	(848)	(676)
Disposal of assets	41	169
Other investing activities	(6)	(76)
Total	(813)	(583)

Cash provided by (used in) financing activities:
Revolving credit facilities	- borrowings	5,065	39
- repayments	(4,920)	(310)
Proceeds from Receivables Purchase Agreement	380	-
Issuance of long-term debt, net of refinancing costs	193	737
Repayment of long-term debt	(216)	(107)
Common stock issued	3	5
Dividends paid	(29)	(29)
Other financing activities	1	-
Total	477	335

Effect of exchange rate changes on cash	(2)	(13)

Total net cash flow	(170)	(640)
Cash and cash equivalents at beginning of the year	578	1,218

Cash and cash equivalents at end of the year	$ 408	$ 578

UNITED STATES STEEL CORPORATION
CONDENSED BALANCE SHEET (Unaudited)

	Dec. 31	Dec. 31
(Dollars in millions)	2011	2010

Cash and cash equivalents	$ 408	$ 578
Receivables, net	2,029	2,023
Receivables sold to third party conduits	380	-
Inventories	2,775	2,352
Other current assets	171	351
Total current assets	5,763	5,304
Property, plant and equipment, net	6,579	6,486
Investment and long-term receivables, net	683	670
Goodwill and intangible assets, net	2,045	2,035
Other assets	990	855

Total assets	$ 16,060	$ 15,350

Accounts payable	$ 2,063	$ 1,804
Payroll and benefits payable	1,003	938
Short-term debt and current maturities of long-term debt	20	216
Borrowings under Receivables Purchase Agreement	380	-
Other current liabilities	185	189
Total current liabilities	3,651	3,147
Long-term debt, less unamortized discount	3,828	3,517
Employee benefits	4,600	4,365
Other long-term liabilities	495	469
United States Steel Corporation stockholders' equity	3,485	3,851
Noncontrolling interests	1	1

Total liabilities and stockholders' equity	$ 16,060	$ 15 ,350

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
(Dollars in millions)	2011	2011	2010	2011	2010

(LOSS) INCOME FROM OPERATIONS
Flat-rolled (a)	$ (89)	$ 203	$ (143)	$ 452	$ (261)
U. S. Steel Europe	(89)	(50)	(39)	(162)	(33)
Tubular (a)	119	134	97	316	353
Other Businesses (a)	16	8	8	46	55

Reportable Segment and Other Businesses (Loss) Income from Operations (a)	(43)	295	(77)	652	114
Postretirement benefit expenses (a)	(99)	(96)	(58)	(386)	(231)
Other items not allocated to segments:
Net gain on sale of assets	-	-	21	-	6
Environmental remediation charge	(18)	-	-	(18)	-

Total (Loss) Income from Operations	$ (160)	$ 199	$ (114)	$ 248	$ (111)

CAPITAL EXPENDITURES
Flat-rolled	$ 189	$ 160	$ 194	$ 616	$ 499
U. S. Steel Europe	16	26	27	109	120
Tubular	10	30	22	104	45
Other Businesses	7	9	7	19	12

Total	$ 222	$ 225	$ 250	$ 848	$ 676

(a) 2010 amounts have been restated to reflect a change in our segment allocation methodology for postretirement benefit expenses. Under the revised allocation methodology, only service cost and amortization of prior service costs for active employees are allocated to segments. Interest cost, expected return on plan assets, and actuarial gains and losses, a portion of which was historically allocated to segments, are no longer allocated to segments.

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
	2011	2011	2010	2011	2010

OPERATING STATISTICS
Average realized price: ($/net ton) (a)
Flat-rolled	741	773	657	759	675
U. S. Steel Europe	770	862	793	845	705
Tubular	1,711	1,699	1,504	1,612	1,494
Steel Shipments: (a) (b)
Flat-rolled	3,784	3,835	3,856	15,509	15,301
U. S. Steel Europe	1,153	1,196	1,233	4,932	5,464
Tubular	482	481	386	1,812	1,551

Total Steel Shipments	5,419	5,512	5,475	22,253	22,316
Intersegment Shipments: (b)
Flat-rolled to Tubular	431	492	386	1,770	1,601
Raw Steel Production : (b)
Flat-rolled	4,593	4,516	4,387	18,600	18,443
U. S. Steel Europe	1,211	1,317	1,427	5,640	6,089
Raw Steel Capability Utilization: (c)
Flat-rolled	75%	74%	72%	77%	76%
U. S. Steel Europe	65%	71%	77%	76%	82%

(a) Excludes intersegment shipments.
(b) Thousands of net tons.
(c) Based on annual raw steel production capability of 24.3 million net tons for Flat-rolled and 7.4 million net tons for U. S. Steel Europe.

CONTACT: Media, Erin DiPietro, +1-412-433-6845, or Investors/Analysts, Dan Lesnak, +1-412-433-1184